Filed Pursuant to
                                                            Rule 424(b)(3)
                                                        File No. 333-37635

                         PRICING SUPPLEMENT NO. 9 DATED
                          AUGUST 10, 1998 TO PROSPECTUS
                       DATED JULY 31, 1998 AND PROSPECTUS
                         SUPPLEMENT DATED JULY 31, 1998

                           BOEING CAPITAL CORPORATION

                           Series X Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated July 31, 1998, as amended and supplemented by the Prospectus Supplement dated July 31, 1998 (the "Prospectus").

Aggregate Principal Amount:  $5,000,000

Issue Price:                 100% of Principal Amount

Original Issue Date
 (Settlement Date):          August 13, 1998

Stated Maturity Date:        August 13, 2002

Interest Rate:               6.01%

Interest Payment Dates:      March 15 and September 15 commencing
                             September 15, 1998

Type of Notes Issued:        [ X ] Senior Notes        [ X ] Fixed Rate Notes
                             [   ] Subordinated Notes  [   ] Floating Rate Notes

Optional Redemption:         [   ] Yes
                             [ X ] No

Form of Notes Issued:        [ X ] Book-Entry Notes
                             [   ] Certificated Notes

CUSIP Number:                09700WAV5

                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $5,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Morgan Stanley & Co. Incorporated ("Morgan Stanley") for resale to one or more investors at varying prices related to prevailing market conditions at the time or times of resale as determined by Morgan Stanley. Net proceeds payable by Morgan Stanley to Boeing Capital Corporation (the "Company") will be 99.801% of the aggregate principal amount of the Notes, or $4,990,050 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Morgan Stanley may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .199% or $9,950.